Exhibit 99.2

Company Contact: Donald R. Peck, CFO 617-638-2000	Porter, LeVay & Rose, Inc. Cheryl Schneider, VP – Investor Relations Jeff Myhre, VP – Editorial 212-564-4700 Tom Gibson – VP Media Relations 201-476-0322

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

Revenues Increase 101% over Second Quarter of Last Year

Net Income Increases 103% Over Same Period

BOSTON, MA, January 31, 2005 – First Marblehead Corporation (NYSE: FMD) a market leader in the processing and securitization of private, non-governmental, education lending, today announced its financial results for its second quarter of fiscal 2005 and for the six months ended December 31, 2004.

Total service revenues for the second quarter of fiscal 2005 reached $155.8 million, up more than 101% from $77.5 million in the second quarter of 2004.  During the second fiscal quarter of 2005, the Company securitized $807 million of student loans, a 52% increase over the amount of loans securitized in the same quarter last year.

Net income for the quarter rose to $74.5 million, or $1.12 per diluted share, in the second quarter of fiscal 2005, an increase of 103% over net income of $36.6 million, or $0.58 per diluted share, during the second quarter of fiscal 2004.

Total revenues for the six months ended December 31, 2004 increased to $178.2 million from $87.0 million in the same prior-year period, reflecting this strong increase in securitization volume.

Net income for the six months ended December 31, 2004 increased to $69.2 million, or $1.04 per diluted share, from $33.6 million, or $0.55 per diluted share during the comparable period last year.

Daniel Meyers, First Marblehead’s Chairman and CEO, commented, “We continue to see increasing enrollment rates, stagnant governmental support and increasing tuition costs fueling private student loan demand across the sector.  Our access to the capital markets remains strong, and we continue to execute effective securitizations that maximize economics for all parties involved.  The extension of our partnership with Bank One to provide them a new school channel product suite was also an important highlight for the quarter, and we look forward to facilitating and securitizing these loans that will be marketed to educational institutions starting this Spring. “

As First Marblehead reported earlier this month, the Company’s second quarter 2005 loan facilitation volume was $559 million compared with $360 million from the same period last year, an increase of 55%, and the volume of loans available for securitization was $449 million compared with $270 million during last year’s second quarter, an increase of 66%.  The year-to-date increase for loan facilitation volume is 62% higher to almost $1.6 billion compared with this time last year, and loans available for securitization is up 76% at $1.3  billion compared with the same period in the prior year.

-more-

First Marblehead Corporation will host a conference call today, Monday, January 31, at 10 a.m. EST, which will be simultaneously broadcast live over the Internet.  Daniel Meyers, Chairman and Chief Executive Officer, and Donald Peck, Executive Vice President and Chief Financial Officer, will host the call.  To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days.  A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 77866078.

About First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental, education lending in the United States.  The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for fiscal year 2005 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.  These forward-looking statements represent First Marblehead’s expectations as of January 31, 2004. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include the factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2004.  These risks could cause actual results of the industry or our actual results for fiscal year 2005 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three and Six Months Ended December 31, 2004 (Unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
Service revenue:
Structural advisory fees	$75,172	$38,977	$75,791	$38,699

Residuals	63,223	30,944	66,683	32,538

Administrative and other fees	863	458	1,831	771

Processing fees from TERI	16,579	7,144	33,936	14,983

Total service revenue	155,837	77,523	178,241	86,991

Operating expenses:
Salaries and benefits	15,318	7,798	30,198	16,666

General and administrative expenses	14,355	7,668	31,314	14,010

Total operating expenses	29,673	15,466	61,512	30,676

Income from operations	126,164	62,057	116,729	56,315

Other (income) expense:
Total other expense, net	(758)	(42)	(1,121)	57

Income before income tax expense	126,922	62,099	117,850	56,258

Income tax expense	52,392	25,460	48,672	22,697

Net income	$74,530	$36,639	$69,178	$33,561

Earnings per share, basic	$1.15	$0.62	$1.07	$0.60

Earnings per share, diluted	1.12	0.58	1.04	0.55

Weighted average shares outstanding, basic	64,624	59,084	64,473	56,205

Weighted average shares outstanding, diluted	66,821	63,402	66,803	60,592

First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

As of December 31, 2004 (Unaudited) and June 30, 2004

(in thousands)

	Dec 31, 2004	June 30, 2004
	(unaudited)
Assets
Total cash and cash equivalents	$199,084	$168,712
Service receivables:
Structural advisory fees	34,825	34,334
Residuals	175,178	108,495
Processing fees from The Education Resources	6,478	6,052
Institute (TERI)
	216,481	148,881

Other receivables	1,858	438

Property and equipment, net	16,253	10,831

Goodwill	3,176	3,176
Intangible assets, net	2,922	3,180
Prepaid and other current assets	6,836	23,030
Other assets	2,008	1,808
Total assets	$448,618	$360,056

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$21,822	$26,285
Net deferred tax liability	67,478	40,138
Notes payable	7,304	15,183
Other liabilities	331	314
Total liabilities	96,935	81,920

Commitments and contingencies Stockholders’ equity:
Total stockholders’ equity	351,683	278,136
Total liabilities and stockholders’ equity	$448,618	$360,056

Appendix (A)

First Marblehead Corporation

Loan Facilitation Metrics

	FY 2005	FY2004	% Increase
Q2 Loan Facilitation Volume	$559 million	$360 million	55%
Q2 Volume of Loans Available for Securitization	$449 million	$270 million	66%
Year To Date Loan Facilitation Volume	$1.6 billion	$981 million	62%
Year To Date Volume of Loans Available for Securitization	$1.3 billion	$747 million	76%

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